UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2007

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02. Termination of a Material Definitive Agreement.

On December 26, 2007, Immunomedics, Inc., a Delaware corporation (the “Company”), and Eva J. Goldenberg, Deborah S. Goldenberg, Denis C. Goldenberg, Neil A. Goldenberg and Lee R. Goldenberg, as Trustees (the “Trustees”) of the David M. Goldenberg Insurance Trust dated August 5, 2005 (the “Trust”) entered into the Termination of Split-Dollar Agreement relating to that certain Split-Dollar Insurance Agreement (the “Agreement”) dated September 19, 1994, by and between the Company and the Trust. In connection with Termination of the Split-Dollar Agreement, the Company and the Trust are surrendering the underlying insurance policy. Upon surrender of the insurance policy, the Company will receive proceeds for premiums previously paid by the Company for the policy in an amount equal to approximately $2,694,200. In addition, the Company and the Trust have determined that, due in part to changes in tax laws, the split-dollar insurance arrangement no longer served its intended purpose. The Company believes that the remaining key person policies in place on the life of Dr. Goldenberg are adequate. The Company expects that the termination of this arrangement will reduce the Company’s deferred compensation expense accrual and result in an annual cash savings.

A copy of the Termination of Split-Dollar Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement to Terminate Split-Dollar Agreement, dated December 26, 2007, by and among the Company and the Trustees of the David M. Goldenberg Insurance Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Cynthia L. Sullivan
Name:	Cynthia L. Sullivan
Title:	President and Chief Executive Officer

Date: December 26, 2007